Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-1 (file no. 333-259679) of Benson Hill, Inc. on Form S-3 of our report dated March 24, 2022, on the financial statements of ZFS Creston, LLC, and to the reference to us under the heading “Experts” in the Prospectus.

/s/ Crowe LLP

Indianapolis, Indiana

November 10, 2022